Exhibit 99.2

Contacts:
Layne Christensen Company	The Equity Group Inc.
Jerry W. Fanska	Devin Sullivan
Sr. Vice President Finance	Sr. Vice President
913-677-6858	212-836-9608
jerry.fanska@layne.com	dsullivan@equityny.com

Jenny Caulk	Thomas Mei
Corporate Communications Manager	Account Executive
913-677-6852	212-836-9614
jenny.caulk@layne.com	tmei@equityny.com

FOR IMMEDIATE RELEASE

Layne Christensen Consolidating Headquarters and Leadership to New Corporate Headquarters
Announces Executive Transition

Mission Woods, Kansas – December 6, 2012 -- Layne Christensen Company (Nasdaq: LAYN) (“Layne” or the “Company”) announced today that its Board of Directors has approved the relocation of the Company’s  global corporate headquarters from Mission Woods, Kansas to The Woodlands, a suburb of Houston, Texas.  The move is expected to commence in spring 2013 and be completed by winter 2013.

The move will involve most executive positions in Layne’s corporate leadership, as well as certain other management and staff positions.  Most senior executives from Layne’s six divisions will ultimately consolidate into the Houston headquarters.

“This decision reflects Layne’s commitment to our One Layne operating philosophy, the continuing growth of our business, and the evolution of our end markets,” said Rene Robichaud, President and Chief Executive Officer of Layne.  “Unifying our corporate and divisional leadership into one location will allow us to better coordinate the activities of Layne’s approximately 5,000 employees around the world by enhancing collaboration and innovation across divisional, functional, and geographic lines.  Houston provides enhanced access to some of the nation’s leading energy companies, an important consideration as we build our total water management solutions business for the oil & gas industry. Our new consolidated headquarters also offers an attractive platform for expansion, while Houston provides a number of advantages associated with its rank as the fourth-largest city in the nation.”

Mr. Robichaud continued, “I want to thank Texas Governor Rick Perry, Lieutenant Governor David Dewhurst, Speaker of the House Joe Straus, and their staffs for their leadership in this process and offer of support through the Texas Enterprise Fund program, as well as Montgomery County, The Woodlands and the Greater Houston Partnership for their respective support.  We look forward to joining the greater Houston business community, and are excited about our prospects for continued growth.”

Executive Transition

After careful consideration, Jerry Fanska, Layne’s Senior Vice President Finance, and Jeff Reynolds, Executive Vice President and Chief Operating Officer, have decided not to relocate to Houston.  Mr. Fanska has announced his retirement from Layne.  He has agreed to remain with Layne until his successor is named, and to assist in the transition of responsibilities and the Company’s relocation to Houston.  Mr. Reynolds will resign his positions effective January 1, 2013.  Mr. Reynolds will remain a member of the Board of Directors.

The Company has engaged the services of Heidrick and Struggles to identify and recruit Mr. Fanska’s successor.

Mr. Reynolds’s responsibilities will be assumed by veteran Layne executives David Singleton and Gernot Penzhorn.  Effective January 1, 2013, Mr. Singleton has been promoted to Senior Vice President Operations – U.S. and Mr. Penzhorn has been promoted to Senior Vice President Operations – International.  Mr. Singleton, 53, has over 30 years of experience in various areas of Layne’s operations.  He was President of the Water Resources Division since May of 2010, and before that was Vice President of Water Resources beginning in 2004.  Mr. Penzhorn, 42, became President of the Mineral Exploration Division beginning in 2011, where he began his career with Layne in 2007.  Prior to joining the Company, Mr. Penzhorn served as International Operations Director for Boart Longyear, which he joined in 2001.

Mr. Robichaud commented, “Jerry and Jeff have been instrumental in the growth and evolution of Layne.  Since 1994, Jerry has directed the financial operations of Layne.  During his tenure, our revenues have risen from $160 million to more than $1.1 billion in FY 2012, and our global presence increased to more than 100 sales and operations offices across 5 continents.  Since joining the Company in 2005 in connection with the acquisition of Reynolds, Inc., Jeff and his team have helped Layne expand its water infrastructure business into large water and wastewater treatment plants, pipeline construction, and cured-in-place sewer pipe rehabilitation. Perhaps most importantly, Jerry and Jeff have created enduring foundations and cultures of excellence in their respective departments, which will allow for seamless transfers of responsibilities, and enable Layne to continue to grow and create long-term value for our shareholders.”

Mr. Robichaud commented, “I cannot think of two more qualified people than Dave and Gernot to succeed Jeff Reynolds, and I am proud that these executives were promoted from within Layne’s own ranks.  Dave and Gernot have distinguished themselves during their careers at Layne, and we fully expect them to help lead the Company into a bright and prosperous future.”

Layne Christensen Company

Layne is a global solutions provider to the world of essential natural resources – water, mineral and energy.  We offer innovative, sustainable products and services with an enduring commitment to safety, excellence, and integrity.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act of 1934.  Such statements may include, but are not limited to, statements of plans and objectives, statements of future economic performance and statements of assumptions underlying such statements, and statements of management’s intentions, hopes, beliefs, expectations or predictions of the future.  Forward-looking statements can often be identified by the use of forward-looking terminology, such as “should,” “intended,” “continue,” “believe,” “may,” “hope,” “anticipate,” “goal,” “forecast,” “plan,” “estimate” and similar words or phrases. Such statements are based on current expectations and are subject to certain risks, uncertainties and assumptions, including but not limited to:  the outcome of the ongoing internal investigation into, among other things, the legality, under the FCPA and local laws, of certain payments to agents and other third parties interacting with  government officials in certain countries in Africa relating to the payment of taxes and the importing of equipment (including any government enforcement action which could arise out of the matters under review or that the matters under review may have resulted in a higher dollar amount of payments or may have a greater financial or business impact than management currently anticipates), prevailing prices for various commodities, unanticipated slowdowns in the Company’s major markets, the availability of credit, the risks and uncertainties normally incident to the construction industry, the impact of competition, the effectiveness of operational changes expected to increase efficiency and productivity, worldwide economic and political conditions and foreign currency fluctuations that may affect worldwide results of operations. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially and adversely from those anticipated, estimated or projected.  These forward-looking statements are made as of the date of this filing, and the Company assumes no obligation to update such forward-looking statements or to update the reasons why actual results could differ materially from those anticipated in such forward-looking statements.

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